Exhibit 5.1

OPINION OF HELLER EHRMAN LLP

[Letterhead of Heller Ehrman LLP]

June 1, 2005

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel to Maxygen, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) which the Company proposes to file with the Securities and Exchange Commission on or about June 1, 2005 for the purpose of registering for resale under the Securities Act of 1933, as amended, 833,333 shares of its Common Stock, par value $.0001 (the “Shares”). The Shares were issued pursuant to share purchase agreements (the “Sales Agreements”) between the Company and Technogen Associates, L.P. dated various dates.

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering our opinion, we have examined the following records, documents and instruments:

(a)	The Amended and Restated Certificate of Incorporation of the Company, certified by the Delaware Secretary of State as of May 12, 2005, and certified to us by an officer of the Company as being complete and in full force as of the date of this opinion;

(b)	The Amended and Restated Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(c)	A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, and stockholders of the Company relating to the Shares, and the Registration Statement, and (ii) certifying as to certain factual matters;

(d)	The Registration Statement;

(e)	The Sales Agreements; and

(h)	A letter from EquiServe Trust Company, the Company’s transfer agent, dated May 31, 2005, as to the number of shares of the Company’s Common Stock that were outstanding on May 31, 2005.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold; (ii) the full consideration stated in the Sales Agreements pursuant to which the Shares were purchased and issued was paid for each Share and that such consideration in respect of each Share includes payment of cash or other lawful consideration at least equal to the par value thereof, (iii) appropriate certificates evidencing the Shares were executed and delivered by the Company, and (iv) all applicable securities laws are complied with, it is our opinion that the Shares will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Heller Ehrman LLP